                                                                      EXHIBIT 99

              RI DEPARTMENT OF HUMAN
                  SERVICES EXTENDS

              NETWORK SIX'S CONTRACT

                                            Kenneth C. Kirsch, President and CEO
                                                                  April 21, 1998

Network Six, Inc. of Warwick, Rhode Island announced that the State of Rhode Island, Department of Human Services (DHS) has exercised an option in its contract with the Company and has extended the contract for another year, through June 30, 1999. Network Six's contract would have expired on June 30, 1998. The contract extension is valued at approximately $2.8 million.

In 1996, Network Six was selected to support, modify and enhance the InRHODES computer system used by DHS. The procurement allowed for the State to extend Network Six's contract for up to two additional years. InRHODES is a comprehensive computer system that integrates data and functions for the Family Independence Program (formerly known as Aid to Families with Dependent Children and Pathways to Independence), Food Stamps, Child Support Enforcement, Medicaid Eligibility and General Public Assistance programs.

"We are pleased that DHS continues to value our services and has extended our contract for another year," Kenneth C. Kirsch, Network Six's President and CEO commented. "We, in turn, value highly our relationship with DHS," Kirsch added. Network Six's contractual relationship with DHS dates back to 1988 and is the Company's longest.

                * * * * * * * * * * * * * * * * * * * * * * * * *

Network Six is a systems integrator for state health and human service agencies, providing information technology that enables states to become more efficient and effective. Network Six's systems encompass Temporary Assistance to Needy Families (TANF), Health Care, Child Welfare, Child Support Enforcement, Child Care, JOBS, and Medicaid Eligibility programs. Network Six also provides network and information technology services to the public and private sector. Network Six's stock is traded on the NASDAQ National Market under the symbol NWSS. Its website is http://www.networksix.com.